EXECUTION COPY
EXHIBIT 10.1
[LETTERHEAD OF MERRILL LYNCH]
                    November 14, 2007
John A. Thain
c/o Dechert LLP
30 Rockefeller Plaza
New York, NY 10112
Dear John:
   The purpose of this letter agreement (this “Agreement”) is to set forth the terms and conditions of our offer to you of employment with Merrill Lynch & Co., Inc. (the “Company”). This Agreement and our offer of employment shall expire if you do not commence employment with the Company on or before December 7, 2007.
          1. Start Date. You have informed us that you expect your first day of employment with the Company to be December 1, 2007, but in no event shall such first day be later than December 7, 2007 (such first day, the “Start Date”).
          2. Term. The term of your employment with the Company shall commence on the Start Date and continue until terminated by you or the Company (the term of your employment, the “Term”). You agree that, subject to the terms of this Agreement and any other agreement you may enter into with the Company, your employment may be terminated by you or the Company at any time, for any reason and without notice.
          3. Position. On the Start Date, you shall be appointed, and you agree to serve as, (i) a member of the Board of Directors of the Company (the “Board”) and the Chairman of the Board and (ii) the Chief Executive Officer of the Company. During the Term, you agree to devote substantially all your business time, attention and skill to the performance of your duties to the Company, subject to reasonable allowances for illness and vacation. In addition, you shall be permitted to engage in civic, charitable and trade association activities, as well as family and personal business and investment activities, in each case, to the extent such activities do not interfere, and are consistent, with your duties and obligations to the Company.
          4. Make-Whole Payments. To compensate you for your forfeiture of earned, but not yet vested, amounts from your current employer (the “Current Employer”), the Company shall pay or grant to you the following:
•	With respect to the unvested Current Employer stock options forfeited by you as a result of your commencing employment with the Company (the “Forfeited Options”), you shall be granted Company stock options (the “Replacement Options”) on the Start Date having (i) a strike price per share of Company common stock equal to the mean of the high and low sales prices per Company common share on the trading day immediately preceding the Start Date (the “Start Date Price”), (ii) the same vesting schedule and expiration date as the applicable Forfeited Options and (iii) a number of underlying Company common shares determined so that, as of the Start Date, the Black-Scholes value of the Replacement Options is equal to the Black-Scholes value of the Forfeited Options. In the event the Company terminates your employment without cause (as defined below), the Replacement Options shall become fully vested and exercisable. Except as described above, the Replacement Options shall be subject to the terms and conditions set forth in the Company’s form of stock option award agreement for executives previously provided to you, including with respect to vesting and exercisability after termination of employment (including upon death, disability and retirement) and upon a change in control. The Company’s obligation to deliver the Replacement Options to you is conditioned on your providing the Company with reasonably satisfactory evidence of the Forfeited Options and your forfeiture thereof.

•	With respect to the unvested Current Employer restricted stock units forfeited by you as a result of your commencing employment with the Company (the “Forfeited RSUs”), you shall be granted Company restricted stock units (the “Replacement RSUs”) on the Start Date having (i) a number of underlying Company common shares determined so that, as of the trading day immediately preceding the date hereof, the aggregate value of the Company common shares underlying the Replacement RSUs is equal to the aggregate value of the Current Employer common shares underlying the Forfeited RSUs (in each case, based on the mean of the high and low sales prices per share of Company and Current Employer common stock on their respective trading days immediately preceding the date hereof) and (ii) the same vesting schedule as the applicable Forfeited RSUs. In the event the Company terminates your employment without cause, the Replacement RSUs shall become fully vested. Except as described above, the Replacement RSUs shall be subject to the terms and conditions set forth in the Company’s form of restricted stock unit award agreement for executives previously provided to you, including with respect to vesting after termination of employment (including upon death, disability and retirement) and upon a change in control. The Company’s obligation to deliver the Replacement RSUs to you is conditioned on your providing the

Company with reasonably satisfactory evidence of the Forfeited RSUs and your forfeiture thereof. The Replacement Options and Replacement RSUs shall be granted under, and subject to the terms and conditions of, the Company’s Long-Term Incentive Compensation Plan for executives, as amended April 27, 2001 (the “Company Stock Plan”), except as described above.

•	With respect to your forfeited annual bonus from the Current Employer for 2007, you shall be paid a lump sum cash amount of $15,000,000, which shall be paid on or as soon as practicable after the Start Date, but in no event later than December 15, 2007.

•	For purposes of this Agreement, the Replacement Options, the Replacement RSUs, the Sign-on Options and the Sign-on RSUs, “Cause” shall mean the occurrence of any of (i) your engagement in (A) willful misconduct resulting in material harm to the Company or (B) gross negligence, (ii) your conviction of, or pleading nolo contendere to, a felony or any other crime involving fraud, financial misconduct or misappropriation of Company assets, or (iii) your willful and continual failure, after written notice from the Board, to (A) perform substantially your employment duties consistent with your position and authority or (B) follow, consistent with your position, duties and authorities, the lawful mandates of the Board.
          5. Sign-on Equity Awards. In consideration of your accepting employment with the Company, the Company shall grant to you on the Start Date (i) options to acquire 1,800,000 shares of Company common stock (the “Sign-on Options”) and (ii) 500,000 restricted stock units in respect of Company common stock (the “Sign-on RSUs”), which, in each case, shall be granted under, and subject to the terms and conditions of, the Company Stock Plan, except as described below.
   The Sign-on Options shall have a strike price per Company common share equal to the Start Date Price and shall expire on the date that is the tenth anniversary of the Start Date, unless earlier exercised or forfeited. The Sign-on Options shall become vested and exercisable, subject to your continued employment with the Company, at the following times: (i) one-third of the Sign-on Options (“Tranche 1”) shall vest and become exercisable in two equal annual installments on the first two anniversaries of the Start Date, (ii) one-third of the Sign-on Options (“Tranche 2”) shall vest and become exercisable if the average of the Company’s closing common stock prices over any period of 15 consecutive trading days is at least equal to the sum of the Start Date Price plus $20 (the “First Price Target”) and (iii) one-third of the Sign-on Options (“Tranche 3”) shall vest and become exercisable if the average of the Company’s closing common stock prices over any period of 15 consecutive trading days is at least equal to the sum of the Start Date Price plus $40 (the “Second Price Target”). Notwithstanding the foregoing, the Sign-on Options shall not be exercisable, whether or not vested, prior to the second anniversary of the Start Date, except that such restriction shall not apply in the event your employment is terminated by the Company without Cause or your employment terminates because of your death or disability.
   The Sign-on RSUs shall vest, subject to your continued employment with the Company, in five equal annual installments on the first five anniversaries of the Start Date. The Sign-on RSUs shall include the right to receive currently (without deferral or vesting limitations) in cash the amount of any dividends paid on the underlying Company common shares.
   In addition, in the event of a Change in Control (as defined in the Company Stock Plan), (i) (A) 100% of the Tranche 1 Sign-on Options shall automatically vest and become exercisable, (B) 100% of the Tranche 2 Sign-on Options shall vest and become exercisable if the price per share of Company common stock paid in the Change in Control is equal to or greater than the First Price Target and (C) 100% of the Tranche 3 Sign-on Options shall vest and become exercisable if the price per share of Company common stock paid in the Change in Control is equal to or greater than the Second Price Target and (ii) (A) two-thirds of the then unvested Sign-on RSUs shall automatically vest, (B) one-sixth of the then unvested Sign-on RSUs shall vest if the price per share of Company common stock paid in the Change in Control is equal to or greater than the First Price Target and (C) one-sixth of the then unvested Sign-on RSUs shall vest if the price per share of Company common stock paid in the Change in Control is equal to or greater than the Second Price Target.
   In the event the Company terminates your employment without Cause, the Sign-on Options and Sign-on RSUs shall become fully vested and exercisable. Except as described above, the Sign-on Options and Sign-on RSUs shall be subject to the terms and conditions set forth in the Company’s form of stock option and restricted stock unit award agreement for executives previously provided to you, including with respect to vesting and exercisability after termination of employment (including upon death, disability and retirement).
          6. Salary. During the Term, you shall receive a salary at the annual rate of $750,000.
          7. Annual Bonus. After 2007 and during the Term, you shall be eligible to receive an annual bonus. The amount of any annual bonus shall be determined by the Compensation Committee of the Board, in its sole discretion, taking into account your individual performance, the performance of the Company (including relative to peer companies) and the compensation of chief executive officers of peer companies.
          8. Benefits; No Executive Pension or Severance. You shall be eligible to participate in the Company’s tax-qualified retirement plans and broad-based health and welfare plans on the same basis as other executive officers, provided that you shall not be eligible to receive, or participate in, (i) any nonqualified, executive, supplemental or similar pension, retirement or annuity plan or agreement or (ii) any severance plan, program or agreement. For the avoidance of doubt, you shall not be offered a change in control severance agreement.

          9. Perquisites. During the Term, you shall be entitled to the use of (i) a car and driver, and the Company will offer employment on commercially reasonable terms (and consistent with Company policies) to the driver of your choice, and (ii) solely for business purposes, Company aircraft, in each case in accordance with Company policies. In addition, the Company will offer employment on commercially reasonable terms (and consistent with Company policies) to the executive assistants of your choice. You shall not be entitled to any other perquisites or fringe benefits.
          10. Certain Additional Payments. (i) In the event it shall be determined that any payment, benefit or distribution by the Company (or any other payor described in Treas. Reg. Sec. 1.280G-1, Q&A 10) to you or for your benefit (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by you of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes and Excise Taxes imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payments. Notwithstanding the foregoing, (A) in the event that the aggregate amount of Payments is no more than 105% of the maximum amount of Payments that may be made to you without incurring an Excise Tax (the “Safe-Harbor Amount”), you shall not be entitled to a Gross-Up Payment and shall instead reduce Payments in an amount sufficient to reduce the aggregate amount of Payments below the Safe-Harbor Amount and (B) the Company shall have no obligation to pay you a Gross-Up Payment, and you shall have no obligation to reduce Payments, under this paragraph 10(i), unless the “change in ownership or effective control” or “change in ownership of a substantial portion of the assets” of the Company (within the meaning of Section 280G of the Code; a “280G Transaction”) giving rise to the Excise Tax is consummated on or before December 31, 2011.
   (ii) In the event a 280G Transaction is consummated after December 31, 2011, (A) you shall not be entitled to any Gross-Up Payment and (B) you shall instead reduce Payments in an amount sufficient to reduce the aggregate amount of Payments below the Safe-Harbor Amount, but such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by you (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to you without any such reduction. For purposes of this paragraph 10, whenever there is to be a reduction in Payments, cash payments shall be reduced first and then equity acceleration Payments shall be reduced.
   (iii) All determinations required to be made under this paragraph 10, including whether a Gross-Up Payment or reduction is required and the amount of any Gross-Up Payment or reductions of Payments, shall be made by a nationally recognized certified public accounting firm that shall be designated by the Company and reasonably acceptable to you (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment or such earlier time as is requested by the Company or you. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this paragraph 10, shall be paid by the Company to you within 5 business days of the receipt of the Accounting Firm’s determination and in any event not later than the last day of the calendar year after the calendar year in which the applicable Excise Tax is paid. If the Accounting Firm determines that no Excise Tax is payable by you or that a reduction is required, it shall so indicate to you in writing.
   (iv) Any determination by the Accounting Firm shall be binding upon the Company and you (absent manifest error), provided that, in the event that your tax advisor delivers to the Accounting Firm and the Company a written opinion that the actual Excise Tax payable by you is greater than the Excise Tax amount initially determined by the Accounting Firm by reason of (A) manifest error, (B) any Payment the existence or amount of which could not have been, or was not, determined or known at the time the Excise Tax was initially determined or (C) any determination, claim or assertion made by any tax authority that the actual Excise Tax is greater than the amount initially determined by the Accounting Firm, then, in any such case, the Accounting Firm shall recalculate the amount of the Excise Tax and any required (or additional) Gross-Up Payment or reduction in Payments. Any such additional calculation or determination shall be performed consistent with this paragraph 10, including your right to deliver the notice from your tax advisor described above. Any disputes between the parties over such calculations and determinations shall be resolved in accordance with paragraph 14(ii).
   (v)  You shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. You shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that the Company desires to Contest such claim, you shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that (A) the Company shall bear and pay directly all costs and expenses (including additional income taxes, interest and penalties) incurred in connection with such contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest or penalties) imposed as a result of such representation and payment of costs and expenses and (B) your obligation to cooperate with the Company shall not require you to take any action, or forego taking any action, that would have an adverse effect on your overall tax position.

          11. Indemnification and Insurance. During and after the Term, the Company shall indemnify you in your capacity as a director and officer of the Company to the fullest extent permitted by applicable law and the Company’s charter and by-laws and shall provide you with director and officer liability insurance coverage on the same basis as the Company’s other directors and senior executive officers.
          12. Legal Fees. The Company shall reimburse you for the reasonable legal fees and expenses incurred by you in connection with the review and negotiation of this Agreement and the equity award agreements described herein. The Company shall also reimburse you for all reasonable legal fees and expenses that you may incur during the Term or within ten years after the expiration thereof in connection with any dispute between you and the Company involving this Agreement, your employment with the Company or the termination thereof, but only in the event that you are the prevailing party in such dispute. All reimbursements described in this paragraph shall be made promptly after demand is made by you and your provision to the Company of reasonably satisfactory evidence of such fees and expenses, but no later than the last day of the calendar year following the calendar year in which you incur such fees and expenses. You right to reimbursement under this paragraph in any calendar year shall not affect the amount eligible for reimbursement in any other calendar year and shall not be subject to liquidation or exchange.
          13. Other Agreements. Promptly after the date hereof and prior to the Start Date, you agree to enter into (i) equity award agreements, having the terms and conditions described herein, to document the Replacement Options, Replacement RSUs, Sign-on Options and Sign-on RSUs and (ii) the Company’s standard covenant agreement for executive officers.
          14. Miscellaneous. (i) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than its choice of laws rules).
   (ii) All controversies, claims or disputes arising out of or related to this Agreement shall be settled under the rules of the American Arbitration Association then in effect in the State of New York, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction in the State of New York.
   (iii) This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes any prior discussions, negotiations or other written materials in respect of the subject matter hereof. This Agreement may not be amended, unless such amendment is in writing and signed by both of the parties hereto.
   (iv) All amounts payable to you hereunder shall be subject to any required deductions or withholdings from, and the Executive shall be responsible for, any applicable taxes (including any taxes under Section 409A of the Code).
   (v) To the extent that you are a “specified employee” (within the meaning of the final regulations promulgated under Section 409A of the Code) as of the date of your “separation from service” (within the meaning of

Section 409A of the Code) from the Company, no amount that constitutes a deferral of compensation that is payable upon such separation from service and is subject to the six-month delay rule of Section 409A(a)(2)(B)(i) of the Code shall be paid to you before the date (the “Delayed Payment Date”) that is the first day of the seventh month after the date of your separation from service or, if earlier, the date of your death following such separation from service. All such amounts that would, but for this paragraph 14(v), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. The Company intends that income provided to you pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code and the final regulations promulgated thereunder. The Company Stock Plan, as applicable to equity awards thereunder granted to you, and such equity awards granted to you, will, to the extent not exempt from the requirements of Section 409A of the Code, comply with the documentary requirements of Section 409A of the Code by the documentary compliance effective date thereof and operationally comply at all times from and after the date of grant of such equity awards, and you agree to accept any amendments of such equity awards reasonably required to effect such compliance, which amendments will not adversely impact the value of such awards to you.
   (vi) The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and to perform its obligations hereunder, including the grants of the Replacement Options, the Replacement RSUs, the Sign-on Options and the Sign-on RSUs.
   (vii) The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement and your employment with the Company to the extent necessary to preserve the intended rights and obligations of the parties.
   (viii) The invalidity or unenforceability of any provision of this Agreement, or any provisions of any agreement referred to herein, shall not affect the validity or enforceability of any other provision herein or therein.
   (ix) For purposes of this Agreement, the term “including” shall mean “including, without limitation”.
(x)	This Agreement may be executed in one or more counterparts,

including by fax or PDF, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Sincerely,

MERRILL LYNCH & CO., INC.,

by:	/s/ Peter R. Stingi

Peter R. Stingi Senior Vice President

Acknowledged and Agreed:

by:	/s/ John A. Thain

John A. Thain